EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-163230) pertaining to the MyFamily.com, Inc. 1998 Stock Plan, MyFamily.com, Inc. 2004 Stock Plan, MyFamily.com, Inc. Executive Stock Plan, Generations Holding, Inc. 2008 Stock Purchase and Option Plan and Ancestry.com Inc. 2009 Stock Incentive Plan of our report dated February 26, 2010, with respect to the consolidated financial statements of Ancestry.com Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Salt Lake City, Utah
February 26, 2010